Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Pete Buzy Chief Financial Officer (410) 740-0081

MARTEK TO ACQUIRE FERMPRO ASSETS

MANUFACTURING FACILITIES TO PROVIDE ADDITIONAL PRODUCTION CAPACITY

COLUMBIA, MD — July 21, 2003: Martek Biosciences Corporation (NASDAQ:MATK) today announced that it has signed a definitive agreement to acquire certain assets and assume certain liabilities of FermPro Manufacturing, L.P. (“FermPro”). FermPro, which was founded in 1994 as a limited partnership and operates in Kingstree, S.C., provides contract fermentation services, which generate revenues of approximately $20 million annually. The company has an experienced workforce of over 100 personnel on a site of over 500 acres with extensive fermentation, recovery, laboratory and warehousing capabilities. FermPro has produced DHA for Martek for the last year.

After the asset acquisition is complete, Martex will operate the former FermPro facility as Martek-Kingstree. Martek-Kingstree will gradually replace the plant's contract fermentation production with production of DHA and ARA. Current plans call for an extensive expansion in the production of DHA and ARA, and the receipt of certain tax incentives from the state of South Carolina. Martek also plans to expand DHA production in Winchester, KY, which would further increase its production capacity in 2004.

“Martek-Kingstree will be an important part of Martek’s future. I believe the talent and experience of its workforce will greatly benefit Martek in pursuit of its goal to become a major biotechnology company,” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

The purchase price of the assets being acquired includes a payment of approximately $10 million, comprised of $5 million in cash and 124,788 shares of Martek’s common stock, which represents a discount of approximately 10% to the current market price. A $10 million secured note will also be assumed as part of the transaction. FermPro President and CEO, Barney Easterling, will become a Martek Vice President. The closing of the transaction, which is subject to customary conditions and satisfactory completion of final due diligence, is expected to occur within six to eight weeks.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

This press release contains forward-looking statements including statements relating to the FermPro assets acquisition and Martek’s production capacity. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the Securities and Exchange Commission.